Exhibit 99.1

NanoViricides President Dr. Anil Diwan Provides Responses to Shareholder Questions at the Annual Meeting of Shareholders

SHELTON, CONNECTICUT -- December 9, 2019 -- NanoViricides, Inc. (NYSE Amer.: NNVC) (the "Company"), a global leader in nanomedicines against viruses, held its annual meeting of shareholders of the Company on Saturday, December 7th, 2019 at 10:00 a.m., Eastern Daylight Time. The meeting was held at the Sheraton Stamford Hotel, 700 East Main Street, Stamford Connecticut 06901.

Upon adjournment of the business portion of the meeting, it was opened for questions from shareholders.

In response to questions from shareholders regarding a timeline for the Company’s first IND filing with the US FDA, Dr. Diwan reported that the timeline was extremely dependent on external collaborators, and as such, the Company could not provide a projected date for filing of the IND. However, the Company anticipates that the IND package could be ready in the next eight weeks or so, if all goes well, and if we obtain all of the external reports expeditiously. He added that the IND package is then required to be converted into the “eCTD” (“electronic Common Technical Document”) format in order to be submitted to the US FDA. He stressed that this timeline projection had a high degree of uncertainty due to dependence on multiple external factors, and that the Company is doing its best to finish the task as soon as possible.

Dr. Diwan emphasized that the Company had tested the drug candidate in a human skin-based model of VZV infection, albeit ex vivo (i.e. using human skin patches cultured in petri dishes, not in human beings), for effectiveness as well as for safety. This testing was performed by Professor Jennifer Moffat at the Upstate Medical Center, SUNY, Syracuse, NY. Professor Moffat is an expert in VZV, shingles, and chickenpox.

Given that the testing in human skin patches was successful, the risk in human clinical trials is expected to be relatively minimal, as compared to drugs that are developed using animal models of disease.

Dr. Diwan also stressed that the Company had gone to great lengths to develop analytical techniques and perform characterization of the manufactured drug in order to de-risk the manufacturing quality and to provide well characterized, cGMP manufactured materials for the anticipated clinical programs. He noted that nanomedicines such as the Company’s nanoviricides are complex materials that, as a class, have been challenging to characterize, and that the Company is learning from past failures in this class of drugs. He reported that the Company has therefore spent substantial amount of time in developing analytical techniques and critical quality attributes in order to be able to manufacture consistent quality of drug from batch to batch.

In response to questions regarding financing, Dr. Diwan reported that he had provided a personal debt commitment to the Company for $2 million to bridge over the current cash flow situation and to be able to complete an IND filing. He also reported that the Company had filed for an underwritten common-stock-only secondary public offering on Form S-1 with the SEC on November 27th, 2019, and that the Company is awaiting SEC clearance in order to execute on the sale of common stock under this offering to bolster its cash position.

In response to additional questions requesting more details on NV-HHV-101 development, Dr. Diwan provided further information on the activities that are going on towards the filing of the first IND of the Company, namely, NV-HHV-101 for the topical dermal treatment of shingles rash. He reported that “The in-life animal studies portions of the required GLP safety/toxicology studies were already completed and resulting blood samples were sent by the contract research organization, BASi, Indiana, to other laboratories for different analyses. The Company had also sent the NV-HHV-101 drug product for other required testing to other laboratories. Most of the studies have been completed by the external collaborators and the Company is awaiting draft reports from the completed studies to guide the IND application drafting. Thereafter, the Company will need the final quality-controlled documents of the required safety/toxicology and related studies from these external collaborators for inclusion in the IND package. The Company is already working on the Chemistry, Manufacture, and Controls section of the IND filing. The Company is also in the process of retaining consultants to help develop the clinical protocols to be included in the IND. The Company is also in the process of identifying and contracting with a clinical contract research organization with expertise in VZV shingles studies. Finally, the Company is in the process of retaining a consultant for performing the required conversion of the IND package documents into the standardized eCTD format. This last step of conversion to eCTD format is expected to take at least two weeks, according to the consultant.” He concluded that, “With so many external dependencies, the Company cannot predict or provide guidance for a projected date for the IND filing. However, the development is on track and we anticipate filing an IND as soon as we can complete the application development and eCTD conversion.”

The Company’s first drug candidate, NV-HHV-101, under the HerpeCide™ program is progressing towards human clinical trials satisfactorily. In light of the successful results that have become available so far in the IND-enabling pre-clinical development studies as reported by the Company in its press releases, the Company has been in the process of interviewing Contract Research Organizations (CRO’s) that can perform human clinical trials of the NV-HHV-101 skin cream towards approval for the dermal topical treatment of shingles rash, as our first indication.

The Company has previously filed a pre-IND application for NV-HHV-101 for the dermal topical treatment of shingles rash with the US FDA and has received favorable responses on our potential study designs.

About 500,000 to 1 million episodes of herpes zoster (shingles) occur annually in the United States alone. In spite of the new Shingrix™ vaccine, the market size for a therapeutic for shingles is estimated to be in excess of $1 billion dollars. There is currently no approved drug against shingles, PHN, or chickenpox, indicating an unmet medical need.

In a human skin organ culture model of VZV infection, this drug candidate, NV-HHV-101, has been shown to be highly effective against VZV. This work was performed by Professor Jennifer Moffat at the SUNY Upstate Medical University, Syracuse, NY.

Since these efficacy studies were performed using human skin, and additionally were complemented with histological observations regarding safety, the Company believes that this work has laid the foundation towards success in human clinical trials.

The Company is working on developing drugs against several indications in our HerpeCide™ program. The market size for our immediate target drugs in the HerpeCide™ program is variously estimated into billions to tens of billions of dollars. The Company believes that its dermal topical cream for the treatment of shingles rash will be its first drug heading into clinical trials. The Company believes that additional topical treatment candidates in the HerpeCide™ program, namely, HSV-1 "cold sores" treatment, and HSV-2 "genital ulcers" treatment are expected to follow the shingles candidate into IND-enabling development and then into human clinical trials.

About NanoViricides
NanoViricides, Inc. (www.nanoviricides.com) is a development stage company that is creating special purpose nanomaterials for antiviral therapy. The Company's novel nanoviricide® class of drug candidates are designed to specifically attack enveloped virus particles and to dismantle them. Our lead drug candidate is NV-HHV-101 with its first indication as dermal topical cream for the treatment of shingles rash. The Company is also developing drugs against a number of viral diseases including Oral and Genital Herpes, viral diseases of the eye including EKC and Herpes Keratitis, H1N1 swine flu, H5N1 bird flu, seasonal Influenza, HIV, Hepatitis C, Rabies, Dengue fever, and Ebola virus, among others. The Company’s technology is based on broad, exclusive, sub-licensable, field licenses to drugs developed in these areas from TheraCour Pharma, Inc. This press release contains forward-looking statements that reflect the Company's current expectation regarding future events. Actual events could differ materially and substantially from those projected herein and depend on a number of factors. Certain statements in this release, and other written or oral statements made by NanoViricides, Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company's control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Important factors that could cause actual results to differ materially from the company's expectations include, but are not limited to, those factors that are disclosed under the heading "Risk Factors" and elsewhere in documents filed by the company from time to time with the United States Securities and Exchange Commission and other regulatory authorities.  Although it is not possible to predict or identify all such factors, they may include the following: demonstration and proof of principle in preclinical trials that a nanoviricide is safe and effective; successful development of our product candidates; our ability to seek and obtain regulatory approvals, including with respect to the indications we are seeking; the successful commercialization of our product candidates; and market acceptance of our products.

FDA refers to US Food and Drug Administration.

Contact:
NanoViricides, Inc.
info@nanoviricides.com

Public Relations Contact:
MJ Clyburn
TraDigital IR
clyburn@tradigitalir.com